                                                                      Exhibit 99

                     AMENDMENT TO THE 2000 STOCK OPTION PLAN

        Paragraph 4 of the  FalconStor  Software,  Inc.  2000 Stock  Option Plan
shall read in its entirety as follows:

4. Stock  Reserved for the Plan.  Subject to adjustment as provided in Section 7 hereof, a total of 12,662,296  shares of the Company's  Common Stock,  $.001 par value per share (the "Stock"), shall be subject to the Plan. The shares of Stock subject to the Plan shall consist of unissued shares or previously issued shares held by any Subsidiary or Affiliate of the Company, and such amount of shares of
Stock shall be and is hereby  reserved for such  purpose.  Any of such shares of
Stock that may remain unsold and that are not subject to outstanding  Options at the  termination  of the Plan shall cease to be reserved for the purposes of the
Plan, but until termination of the Plan the Company shall at all times reserve a sufficient  number  of  shares  of Stock to meet the  requirements  of the Plan.
Should any Option expire or be canceled  prior to its exercise in full or should the number of shares of Stock to be  delivered  upon the  exercise in full of an
Option be reduced for any  reason,  the shares of Stock  thereforeto  subject to such Options may be subject to future Options under the Plan.